 Exhibit B, 34ii)

LIMITED PARTNERSHIP AGREEMENT

     THIS LIMITED PARTNERSHIP AGREEMENT made as of December 31, 2001.

BETWEEN:

3062783 Nova Scotia Company, a company incorporated under the laws of Nova Scotia (hereinafter called the “General Partner”)

OF THE FIRST PART

- and -

3062782 Nova Scotia Company, a company incorporated under the laws of Nova Scotia (hereinafter called the “Initial Limited Partner”)

OF THE SECOND PART

WHEREAS the General Partner and the Initial Limited Partner hereby form and enter into a limited partnership agreement in accordance with the Limited Partnership Act (New Brunswick) and the terms and conditions hereinafter set out;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the parties agree as follows:

ARTICLE ONE

INTERPRETATION

1.01      Definitions. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "Act" means the Limited Partnership Act (New Brunswick);

      "Agreement" means this limited partnership agreement as it may from time to time be supplemented or amended;

     "Business" has the meaning ascribed thereto in Section 2.04 hereof,

     "Extraordinary Resolution" means:

(a)	a resolution passed by Partners holding, in the aggregate, not less than 65% of the outstanding Units held by those Partners who, being entitled to do so, vote in person or by proxy at a duly convened meeting of the Partnership or any adjournment thereof, or

(b)	a written resolution in one or more counterparts consented to in writing by Partners holding, in the aggregate, not less than 65% of the outstanding Units held by those Partners who are entitled to vote on the resolution;

     "Individual Capital Account" has the meaning ascribed thereto in Section 3.05 hereof,

     “Limited Partner” means the Initial Limited Partner and each person who from time to time is accepted as a limited partner in the Partnership, or who is a successor of the Initial Limited Partner or any such person and who becomes a limited partner of the Partnership;

     "Limited Partners" means all of the Limited Partners;

     “Net Cash Flow” means, for any period of the Partnership, all cash receipts received by the Partnership during such period less all cash payments in respect of expenses and obligations of the Partnership;

     "Ordinary Resolution" means:

(a)	a resolution passed by Partners holding, in the aggregate, not less than 50% of the outstanding Units held by those Partners who, being entitled to do so, vote at a duly convened meeting of the Partnership or any adjournment thereof, or

(b)	a written resolution in one or more counterparts consented to in writing by Partners holding, in the aggregate, not less than 50% of all of the outstanding Units;

     “Partner” means the General Partner or any Limited Partner and Partners” means all Limited Partners together with the General Partner;

     “Partnership” means Seneca New Brunswick Limited Partnership, a limited partnership formed under the laws of the Province of New Brunswick;

     “Proportionate Share” and words of like import with respect to a Partner holding Units means the proportion that the number of Units owned by such Partner is of the aggregate number of all Units outstanding at the particular time; and

     "Units" means the units of limited partnership interests in the Partnership.

1.02      Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian funds.

1.03      Headings. The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section, subsection, paragraph or Schedule refers to the specified Article, Section, subsection, paragraph of or Schedule to this Agreement.

1.04      Gender, Number and Persons. In this Agreement, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun. Words importing persons shall include individuals, companies, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.05      Accounting Principles. Any reference in this Agreement to centrally accepted accounting principles refers to generally accepted accounting principles that have been established in Canada.

1.06      Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.07      Applicable Law. This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by the laws of the Province of New Brunswick and the federal laws of Canada applicable therein.

1.08      Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision of this Agreement is hereby declared to be separate, severable and distinct.

1.09      Successors and Assigns. Subject to the restrictions on transfer herein contained, this Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective heirs, legal personal representatives, successors and permitted assigns.

1.10      References to Laws. Any references herein to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body, including any act defined in this Agreement, shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

1.11      Limited Partner not a General Partner. In the event any provision of this Agreement should have the effect of imposing on a Limited Partner (which is not other-wise a general partner of the Partnership) any obligations of the General Partner, such provision shall be of no force and effect and shall not be considered part of this Agreement, but the remainder of this Agreement shall continue in effect.

ARTICLE TWO

THE LIMITED PARTNERSHIP

2.01      Formation. The General Partner and the Initial Limited Partner have agreed to and hereby form the Partnership pursuant to the laws of the Province of New Brunswick and the provisions of this Agreement. The Partnership shall be formed as a limited partnership as at and from the date of the within agreement. The rights and liabilities of the Partners shall be as set out in the Act unless otherwise expressly provided herein.

2.02      Name of the Partnership. The Partnership shall carry on business under the name Seneca New Brunswick Limited Partnership or such other name or names as the General Partner may from time to time adopt.

2.03      Title and Contracts. Legal title to the assets of the Partnership and all contracts which the Partnership may be a party to or bound by shall at all times be held or entered into in the name of the Partnership, the General Partner, or a nominee of the General Partner on behalf of the Partnership.

2.04      Business. The business of the Partnership (the “Business”) will include, but not be restricted to the carrying on of business related to the petroleum and natural gas industry; and the financing and owning of other business entities that carry on business related to the petroleum and natural gas industry and such other business as the General Partner may determine in its discretion from time to time and to conduct such other activities as may be necessary or incidental thereto, all on the terms and conditions as set forth in this Agreement.

2.05      Place of Business. The Business may be conducted at such place or places as may from time to time be selected or approved by the General Partner in its discretion.

2.06      Term. The term of the Partnership shall commence upon the date of filing of the initial declaration under the Act creating the Partnership and shall continue until terminated in accordance with the provisions of Article Ten. All provisions of this Agreement relation to the dissolution, winding up and termination of the Partnership shall be cumulative and the exercise or use of the provisions of this Agreement relating thereto shall not preclude the exercise or use of one of any other provision of this Agreement relating thereto.

2.07      Financial Year. The financial year end of the Partnership shall be March 31 unless otherwise determined by the General Partner in its discretion.

2.08      Maintaining Status of Partnership. The General Partner shall do all things and shall cause to be executed, amended and filed such certificates, declarations, registers, instruments and documents as may be required under the laws of the Province of New Brunswick and any other laws having Jurisdiction to reflect the formation of the Partnership. The General Partner shall take all necessary action on the basis of information available to it in order to maintain the status of the Partnership as a limited partnership under the laws of the Province of New Brunswick.

2.09      Compliance with Laws. Each Limited Partnership shall, on request by the General Partner, immediately execute all certificates, declarations, instruments and documents necessary to comply with any applicable law or regulation in regard to the formation, continuance, operation or dissolution of the Partnership.

2.10      Amendment of Agreement. Unless otherwise provided for herein, this Agreement may be amended in writing with the consent of the Partners given by Extraordinary Resolution provided, however, that the General Partner may, without prior notice to or consent from any Limited Partner, amend any provision of this Agreement from time to time:

(a)	for the purpose of adding to or deleting, from this Agreement any covenants, restrictions or provisions if such additions or deletions are necessary for the protection of the Limited Partners;

(b)	to cure an ambiguity or to correct or supplement any provisions contained herein which may be defective or inconsistent with any other provision contained herein or the Act; or

(c)	to make such other provision in regard to matters or questions arising under this agreement, which in the opinion of counsel to the Partnership does not and will not materially adversely affect the rights or interest of any Limited Partner.

Limited Partners will be notified in writing by the General Partner of such amendments to this Agreement within ten (10) days of the effective date of the amendment.

ARTICLE THREE

CAPITAL AND CAPITAL CONTRIBUTIONS

3.01      Units. The interest of the Partners in the Partnership shall be divided into Units each representing, One Dollar ($1.00) of capital in the Partnership. There shall be no restriction on the number of Units that a Partner may hold in the Partnership.

3.02      Nature of Unit. Except as otherwise provided herein, each issued and outstanding Unit shall be equal to each other Unit with respect to voting rights, the right to receive distributions from the Partnership and otherwise. No Unit shall have any preference or right in any circumstances over any other Unit. Each Unit carries the right to one (1) vote in respect of all matters to be decided by the Partners. Units have no preference, exchange, preemptive or redemption rights. Only registered holders of Units will be entitled to vote or receive distributions or otherwise to exercise or enjoy the rlghts of Partners.

3.03      Initial Capital Contribution. The General Partner and the Initial Limited Partner acknowledge and agree that each has contributed or will following their execution of this Agreement contribute capital to the Partnership of the amounts of cash and property, and has received from the Partnership as its interest therein, Units as follows:

Name of Partner	Amount of Capital Contribution ($Can.)	Number of Units
3062783 Nova Scotia Company	$1,000.00	1,000
3062782 Nova Scotia Company	$1,000.00	1,000

3.04      Additional Capital Contributions. Each Partner shall be entitled from time to time and at any time to contribute additional capital to the Partnership and to receive Units as its interest in the Partnership in respect of such additional capital contribution.

3.05      Individual Capital Accounts. An individual capital account (each, an “Individual Capital Account”) shall be established and maintained for each Partner. No Partner shall be entitled to withdraw any part of its Individual Capital Account or to receive any distribution except as provided in this Agreement.

3.06      Interest on Capital Contributions. No Partner shall be entitled to interest on the amount of its capital contribution to the Partnership.

3.07      Transfer of Units by Limited Partner. A Unit may be assigned and transferred by a Limited Partner, and the transferee admitted, as a Limited Partier of the Partnership, upon the approval of all Partners, that is all Limited Partners and the General Partner.

3.08      Pledge of Units. A Partner may pledge, charge, mortgage, create a security interest in, hypothecate or encumber up to 65% of its Units in the Partnership only with the approval of all Partners, that is all Limited Partners and the General Partner.

ARTICLE FOUR

THE LIMITED PARTNERS

4.01     Management and Control. Other than as permitted under the Act, no Limited Partner shall take part in the management or control of the Business or transact any business for the Partnership, nor shall it have the power to act for or bind the Partnership, with such powers being vested solely and exclusively in the General Partner. For more certainty and without limiting the foregoing, no Limited Partner shall:

(a)	hold itself out as having the power or authority to bind the Partnership or the General Partner as such;

(b)	have any authority to undertake any obligation or responsibility on behalf of the Partnership;

(c)	bring any action for partition or sale in connection with any assets of the Partnership, whether real or personal.

4.02      Limited Liability. Subject to the Act and any other specific assumption of liability, the liability of a Limited Partner for the debts, liabilities and obligations of the Partnership is limited to the amount of the capital contributed or agreed to be contributed to the Partnership by it, as the case may be, and the Limited Partner’s share of the undistributed income of the Partnership as hereinafter set out.

4.03      Admission of Additional Limited Partners. Additional persons may be admitted as Limited Partners to the Partnership upon the approval of all Partners, that is all Limited Partners and the General Partner.

ARTICLE FIVE

THE GENERAL PARTNER

5.01      Management of the Partnership. The General Partner shall have the exclusive authority to manage, control, administer and operate the Business and affairs of the Partnership and, subject to the provisions of this Agreement, to make all decisions in connection therewith. Pursuant to the foregoing, the General Partner shall have all of the rights and powers of a general partner as provided in the Act and as otherwise provided by law, and any action taken by the General Partner shall constitute the act of and serve to bind the Partnership. In dealing with the General Partner acting on behalf of the Partnership, no person shall be required to inquire into the authority of the General Partner to bind the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner as set forth in this Agreement. The General Partner has unlimited liability for the debts, liabilities and obligations of the Partnership.

5.02      Authority of General Partner. Subject to any provision of this Agreement requiring, approval of the Limited Partners, the General Partner is hereby granted the right, power and authority to do for and on behalf of and in the name of the Partnership all things which, in its sole judgment and discretion, are necessary, proper or desirable to carry on the Business and the purposes of the Partnership including, but not limited to, the right, power and authority:

(a)	to lend Partnership assets in such amounts, at such times, to such persons and on such terms and conditions as the General Partner may determine, and thereafter to assign any such loan to any person on such terms and conditions as the General Partner may determine;

(b)	to solicit and enter into service and other agreements with such persons and on such terms and conditions as the General Partner may determine;

(c)	to form partnerships with any person and to incorporate companies and corporations and subscribe for and hold shares and debt therein and on such terms and conditions as the General Partner may determine;

(d)	to incur all expenditures in respect of the Partnership;

(e)	to employ on behalf of the Partnership and dismiss from employment any and all employees, agents, independent contractors, brokers, solicitors, accountants and other professionals;

(f)	to commence, defend or settle on behalf of the Partnership any and all actions and other proceedings pertaining to the Partnership or any asset of the Partnership;

(g)	to create, by grant or otherwise, easements and servitudes;

(h)	to open and maintain bank accounts for the Partnership and to designate and from time to time change the signatories to such accounts;

(i)	without limiting any other provision of this Agreement, to borrow money for the Business and from time to time, without limit as to the amount, to draw, make, execute and issue promissory notes, evidences of indebtedness and other negotiable or non-negotiable instruments and to secure the payment of the sums so borrowed and to mortgage, pledge, charge, assign and hypothecate, or to assign in trust all or any part of or any interest in the undertaking, property or assets of the Partnership or to assign any money owing or to be owing to the Partnership and to engage in any other means of financing;

(j)	to Generally do all things and take all steps in connection with the assets of the Partnership which would be customarily carried out by a reasonable owner of a business similar to the Business;

(k)	to invest funds not immediately required for the Business in such investments and securities and otherwise in such manner as the General Partner may in its discretion determine;

(l)	to determine the amount and type of insurance coverage to be maintained in order to protect the undertaking, property and assets of the Partnership from all usual perils of the type covered in respect of comparable properties and business and in order to comply with requirements of the lenders of funds to the Partnership;

(m)	to determine the amount, if any, to be claimed by the Partnership in any year in respect of all costs of services incurred by the Partnership; and

(n)	to execute, acknowledge and deliver any and all deeds, documents and instruments and to do or cause to be done all things necessary or desirable to effect any and all of the foregoing or otherwise to carry on the Business of the Partnership and to carry out the intended purposes of this Agreement, including without limitation, retaining qualified agents to carry out any of the foregoing.

5.03      Bank Accounts. The General Partner shall be authorized to open and establish for and on behalf of the Partnership at banks or trust companies, such bank account or accounts (collectively, the “Partnership Bank Account”) as may be necessary for the purposes of the Partnership, as the General Partner in its discretion may determine. The General Partner agrees that all monies received by it in respect of the Business shall be deposited by it into the Partnership Bank Account. All disbursements of the Business of the Partnership shall be made by cheque drawn against the Partnership Bank Account. The General Partner may invest any excess funds from time to time on deposit in the Partnership Bank Account as provided in paragraph 5.02(k).

5.04      Expenses of the General Partner. The General Partner is entitled to reimbursement by the Partnership for all reasonable third party costs and expenses incurred by the General Partner on behalf of the Partnership in the ordinary course of the Business, including costs of accounting and reporting or other costs and expenses incidental to acting as General Partner to the Partnership.

5.05      Liability of General Partner. The General Partner is generally liable for losses or damages to the Partnership for any reason or cause whatsoever but shall not be liable for any loss or depreciation of the value of any investment or reinvestment made by the General Partner in accordance with the provisions of this Agreement.

ARTICLE SIX

MEETINGS OF THE LIMITED PARTNERSHIP

6.01      Calling of Meetings. Meetings of the Partnership may be called at any time by the General Partner and shall be called by the General Partner upon the written request of one or more Limited Partners holding not less than twenty-five percent (25%) of the outstanding Units specifying the purpose or purposes for which such meeting is to be called.

6.02      Place of Meeting. All meetings of the Partnership shall be held at such place as may be designated by the General Partner from time to time.

6.03      Corporations. A Partner which is a company or a corporation may appoint under seal or otherwise an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of the Partnership.

6.04      Chairman. The General Partner may nominate an individual (including an officer, director or shareholder of the General Partner and who need not be a Limited Partner) to be chairman of a meeting of the Partnership and the person nominated by the General Partner will be chairman of such meeting unless the Limited Partners elect a chairman by Ordinary Resolution.

6.05      Quorum. Subject as hereinafter provided, a quorum at any meeting, of the Partnership shall consist of the General Partner and such Limited Partners which together hold not less than fifty Percent (50%) of the issued and outstanding Units.

6.06      Notice. Notice of all meetings of the Partnership, stating the time, place and a full description of the purpose of the meeting, including copies of all relevant documents and resolutions, shall be given by the Partner or Partners calling the meeting to each Partner at its registered address mailed at least seven (7) days and not more than twenty-one (21) days before the meeting, No other business not stated in the notice of meeting shall be considered at such meeting,

6.07      Voting. Each question submitted to a meeting:

(a)	which requires an Extraordinary Resolution under this Agreement will be decided by a poll; and

(b)	which does not require an Extraordinary Resolution will, other than as otherwise provided in this Agreement, be decided by Ordinary Resolution on a show of hands unless a poll is demanded by a Partner, in which case a poll will be taken. The chairman will be entitled to vote in respect of any Units held by him. On any vote at a meeting of Limited Partners, a declaration of the chairman concerning the result of the vote will be conclusive, absent manifest error.

Subject as hereinafter provided, each person present at the meeting will have one vote for each Unit of which it is registered as the Unit holder. In the case of an equality of votes, the chairman of the meeting, shall not have a casting vote and the resolution will be deemed to be defeated. At any meeting of the Partnership on a matter voted upon for which no poll is required or requested, a declaration made by the chairman of the meeting as to the voting on any particular resolution shall be conclusive evidence thereof, absent manifest error.

6.08      Poll. A poll requested or required in accordance with this Agreement at a meeting of the Partnership will be taken immediately on request at the meeting or an adjournment of the meeting in such manner as the chairman directs.

6.09      Resolutions Binding. Any resolution passed in accordance with this Agreement will be binding on all the Partners and their respective heirs, executors, administrators, successors and assigns, whether or not any such Partner was present in person or voted against any resolution so passed.

6.10      Powers Exercisable by Extraordinary Resolution. The following powers shall only be exercisable by Extraordinary Resolution passed by the Partners:

(a)	selling all or substantially all of the assets of the Partnership;

(b)	consenting to the amendment of this Agreement, except as expressly provided herein;

(c)	continuing the Partnership in the event that the Partnership is terminated by operation of law;

(d)	amending, modifying, altering or repealing any Extraordinary Resolution previously passed by the Limited Partners;

(e)	subject to and in accordance with Article Nine, removing the General Partner and appointing a new general partner;

(f)	dissolving or terminating, the Partnership except as otherwise expressly provided herein; and

(g)	distributing any portion of the Net Cash Flow of the Partnership.

6.11      Minutes. The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting, and copies of any resolutions of the Partnership to be made and entered in books to be kept for that purpose, and any minutes, if signed by the chairman of the meeting will be deemed evidence of the matters stated in them, and such meetings will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

6.12      Additional Rules and Procedures. To the extent that the rules and procedures for the conduct of a meeting of the Limited Partners are not prescribed in this Agreement, the rules and procedures will be determined by the chairman of the meeting.

6.13      Authorized Attendance. The General Partner has the right to authorize the presence of any person at a meeting regardless of whether the person is a Limited Partner, a representative of a Limited Partner or a representative of the General Partner. With the approval of the General Partner any such person is entitled to address the meeting.

ARTICLE SEVEN

RECORDS, REPORTS AND REPORTING

7.01      Records and Books of Account. The General Partner shall keep or cause to be kept proper and complete records and books of account in which shall be entered fully and accurately all transactions and other matters relative to the Business as are usually entered into records and books of account maintained by persons engaged in a business of a like character. The Partnership books and records shall be prepared in accordance with generally accepted accounting principles consistently applied. The books and records shall at all times be open to the reasonable inspection and examination of each Limited Partner or its duly authorized representatives during normal business hours.

7.02      Financial Information. After the end of each financial year of the Partnership, the General Partner shall furnish, upon request, to the Limited Partners an annual report of the Business and operations of the Partnership during such year which report shall constitute the accounting of the General Partner for such year.

ARTICLE EIGHT

ALLOCATIONS AND DISTRIBUTIONS

8.01      Determination of Income and Loss.

(a)	The income or losses of the Partnership for accounting purposes for each financial period of the Partnership shall be determined by the General Partner in accordance with generally accepted accounting principles applied on a consistent basis from year to year.

(b)	The income or losses of the Partnership for tax purposes for each financial period of the Partnership shall be determined by the General Partner. For income tax purposes, the General Partner may adopt a method of accounting, or may adopt a treatment of particular items which is different from the accounting treatment referred to in paragraph 8.01 (a) and which the General Partner determines to be appropriate in the circumstances and in the best interests of the Partnership, provided that such method is not inconsistent with this Agreement.

8.02      Allocation of Income or Loss. Subject to paragraph 8.03, for accounting and tax purposes, the net income or loss of the Partnership for each financial year shall be allocated to the Partners at the end of each fiscal year in accordance with their respective Proportionate Shares (determined at the end of the fiscal year).

8.03      Effect of Assignment. If during a financial period of the Partnership a Partner assigns or transfers its interest in the Partnership, such Partner shall not be entitled to a share of the Net Cash Flow available for distribution for the financial period in respect of the interest transferred and the Partnership shall not allocate any income or loss to the Partner’s capital account as of the date of transfer, but shall allocate the income or loss for the financial period to the capital account of the registered holder of the said interest in the Partnership as at the end of the Partnership’s financial period.

8.04      Accountant’s Determination. Except with respect to matters as to which the General Partner is granted discretion under this Agreement, the opinion of the accountants of the Partnership shall be final and binding, with respect to all financial computations and determinations required to be made under this Agreement.

8.05      Payment of Adjustments. If, as determined by the General Partner, it appears that any Partner has received an amount which is in excess of its entitlement hereunder, such Partner shall, within fifteen (15) days of receiving or being deemed to receive a notice from the General Partner disclosing, the amount of the excess receipt and requesting repayment of such amount, reimburse the Partnership to the extent of such excess amount.

8.06      Distribution of Net Cash Flow. Subject to any reserve retained to cover any contractual obligation of the Partnership with respect to any subsequent period and subject to any other reserve retained for any purpose in the discretion of the General Partner, Net Cash Flow available for distribution, if any, shall be distributed to all Partners at such time or times as the Partners by Extraordinary Resolution approve in accordance with their respective Proportionate Shares (determined at the date of such distribution).

8.07      Return of Capital. A Partner shall only be entitled to demand a return of its capital contribution to the Partnership upon the dissolution or winding-up of the Partnership in accordance with Article Ten.

8.08      Limitations Prescribed by Statute. Notwithstanding any other provision of this Agreement, neither the Partnership nor the General Partner shall be liable to any Limited Partner for any failure to make a distribution contemplated by this Agreement if failure to make such distribution arises by reason of any statutory prohibition thereof, including, without limitation, the provisions of the Act.

ARTICLE NINE

CHANGE AND ADMISSION OF GENERAL PARTNERS

9.01      Transfer. The General Partner may sell, assign or otherwise dispose of its interest as a general partner of the Partnership to any person without the consent of any other Partner.

9.02      Resignation of General Partner. The General Partner shall only be entitled to withdraw from the Partnership upon providing one hundred and twenty (120) days written notice to the Partnership and the Limited Partners.

9.03      Deemed Resignation of General Partner. The General Partner shall be deemed to have resigned as the General Partner of the Partnership in the event of the bankruptcy or the dissolution, liquidation or winding-up of the General Partner (or the commencement of any act or proceeding in connection therewith which is not contested in good faith by the General Partner) or by the appointment of a trustee, receiver or receiver and manager of the affairs of all or substantially all of the properties of the General Partner. The General Partner shall forthwith advise the Limited Partners by written notice of the occurrence of any event referred to in this Section. In such circumstances, the Limited Partners shall have the right by Ordinary Resolution to designate a successor General Partner.

9.04      Removal of General Partner. At any time and from time to time the General Partner may be removed and a successor named as the General Partner of the Partnership by Extraordinary Resolution. The appointment of the new General Partner and the removal of the General Partner shall be effective upon the date specified in such Extraordinary Resolution.

9.05      Transfer of Management. Upon any change of a general partner of the Partnership, the replaced general partner shall do all things and shall take all steps to immediately and effectively transfer the management and operations, assets, books, records and accounts of the Partnership to the new general partner, including the execution and delivery of all deeds, certificates, declarations of change and other documents whatsoever which may be necessary or desirable to effect such change and to convey all the assets of the Partnership to the new general partner. All costs of such transfer shall be for the account of the Partnership.

9.06      Powers, Duties and Obligations of New General Partner. In the event of a change of a general partner of the Partnership, the new General Partner of the Partnership shall execute this Agreement and shall from that time forward, for all purposes and in all ways, assume the powers, duties and obligations of the replaced general partner under this Agreement and shall be subject to the terms of this Agreement. The new general partner shall file an amendment to the declaration constituting the Partnership and any other instruments necessary to record the substitution of the new general partner as general partner of the Partnership or to continue the Partnership as a limited partnership in the Province of New Brunswick.

ARTICLE TEN

DISSOLUTION OF THE LIMITED PARTNERSHIP

10.01      Dissolution of the Partnership. The Partnership shall be dissolved upon the earlier of: (a) December 31, 2030, (b) the passing of an Extraordinary Resolution to dissolve the Partnership, or (c) the occurrence of the bankruptcy, dissolution or winding-up (other than pursuant to a corporate reorganization) of the General Partner, unless the General Partner is replaced by written agreement of the remaining Partners within one hundred twenty (120) days of such bankruptcy, dissolution or winding-up.

10.02      Events Not Giving Rise to Dissolution. Notwithstanding any rule or law or equity to the contrary, the Partnership shall not be dissolved except in accordance with this Agreement. In particular, but without restricting the generality of the foregoing, the Partnership shall not be dissolved or terminated by the removal, actual or deemed resignation, death, incompetence, bankruptcy, insolvency, other disability or incapacity, dissolution, liquidation, winding-up or receivership, or the admission, resignation or withdrawal of any Partner.

10.03      Liquidation of Partnership Assets. In the event of the dissolution of the Partnership, the General Partner shall commence to wind up the affairs of the Partnership and to liquidate its assets. The Partners shall continue to share profits and losses during, the period of liquidation in the same proportion as before the dissolution. The General Partner shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of the assets of Partnership pursuant to such liquidation having, due regard to the activity and condition of the relevant market and general financial and economic conditions.

10.04      Distributions. Following the payment of or provision for all debts and liabilities of the Partnership and all expenses of liquidation, and subject to the right of the General Partner to set up such cash reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the remaining assets of the Partnership, including the proceeds of any liquidation thereof, shall be distributed, firstly, to the Partners as a return of their capital and, secondly, to the Partners in accordance with their respective Proportionate Shares determined immediately prior to such winding-up or dissolution.

10.05      Statements. Within a reasonable time following the completion of the liquidation of the assets of the Partnership, the General Partner shall prepare a statement setting forth the assets and the liabilities of the Partnership as of the date of the completion of the liquidation, and each Partner’s portion of distributions pursuant to Section 10.04.

10.06      Cash Distributions. No Partner shall have any right to demand property other than cash flow upon dissolution of the Partnership or to demand the return of its capital contribution to the Partnership.

10.07      Termination. Upon the completion of the term of this Agreement or upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Partnership shall terminate and the General Partner shall have the authority to execute and record a declaration of dissolution under the Act as well as any and all other documents required to effect the dissolution of the Partnership.

ARTICLE ELEVEN

GENERAL

11.01      Notices. All notices, requests, demands or other communications by the terms hereof required or permitted to be given or made by one party to another shall be given in writing, by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(a)	to the General Partner:

Wende Dummer
1000, 550-6th Avenue SW
Calgary, Alberta T2P OS2

Phone: (403) 716-3427
Fax: (403) 716-3429

(b)	to a Limited Partner, at the address of the Limited Partner as shown on the Partnership's register of Unit holders and to:

Don Butler
1201 Louisiana Street, Suite 400
Houston, Texas 77001-5604

Phone: (713) 654-2615
Fax: (713) 374-6314

or such other address or addresses the party to whom such notice, document or other communication is given may have designated by notice so given to the other party hereto. Any notice, document or other communication, if mailed, shall be deemed to have been given on the third business day following the postmarked date thereof and if delivered on the day of delivery if a business day or, if not a business day, on the business day next following the date of delivery provided that no Saturday, Sunday, statutory holiday or day on which a postal strike or interruption occurs shall be counted as a business day. Notices may be delivered by facsimile or other electronic communication and shall be deemed to be received on the day transmitted as evidenced by confirmed transmission report.

11.02      Further Acts. The parties hereto agree to execute and deliver such further and other documents and perform and cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

11.03      Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. This Agreement may also be adopted in any instrument of adoption by a Partner, with the same effect as if such Partner had executed a counterpart to this Agreement. All counterparts and adopting instruments shall be construed together and shall constitute one and the same agreement.

IN WITNESS WHEREOF this Agreement has been signed by each of the parties at Calgary, in the Province of Alberta, Canada, as of the date first above written.

3062783 NOVA SCOTIA COMPANY
Per: /s/ Thomas L. Atkins c/s
Name: Thomas L. Atkins
Title: Secretary

I have authority to bind the Company

3062782 NOVA SCOTIA COMPANY
Per: /s/ James A. Beck c/s
Name: Jim Beck
Title: President

I have authority to bind the Company